Exhibit 99.2

May 22, 2014

Matt Forkner

Associate General Counsel

GoDaddy

14455 N. Hayden Road

Scottsdale, AZ 85260

RE: Consent of BrandOutlook

Dear Mr. Forkner,

GoDaddy (“GoDaddy” or the “Company”) has requested that BrandOutlook, LLC (“BrandOutlook”) execute this consent in connection with a proposed initial public offering by the Company (the “Offering”). In connection with the Offering, GoDaddy has prepared a prospectus included in the registration statement on Form S-1, including all amendments thereto (the “Registration Statement”), as filed with the Securities and Exchange Commission.

This consent serves as confirmation by BrandOutlook to GoDaddy that BrandOutlook hereby:

1.	consents to the use of, and references to, BrandOutlook’s name, in connection with BrandOutlook’s research data on brand awareness entitled “Aided Brand Awareness,” for the first quarter of 2014 (the “Research”), in the Registration Statement; and

2.	grants the Company permission to include references to the Research, substantially in the form furnished hereto as Exhibit A, as part of the Registration Statement (the “Statements”).

This consent further confirms that the references from the Registration Statement quoted in Exhibit A are an accurate depiction of the Research and that BrandOutlook provides its consent to the inclusion of this letter as an exhibit to the Registration Statement. The Company agrees to indemnify BrandOutlook against any and all claims arising from the use of the Statement, substantially in the form furnished hereto as Exhibit A.

We understand the need for confidentially with respect to GoDaddy’s planned initial public offering, and we agree to not discuss the planned offering with any third parties.

Sincerely,

BrandOutlook, LLC

Name:	/s/ Robert Danoff

Title:	Partner

EXHIBIT A

Statements in Registration Statement

“GoDaddy’s U.S. aided brand awareness was 83% as of March 31, 2014 according to a survey administered by Brand Outlook which we commissioned in 2014, ranking our brand among the most recognized technology brands in the United States.”

“With a U.S. aided brand awareness score of 83% as of March 31, 2014 according to a survey administered we commissioned from Brand Outlook in 2014, GoDaddy ranks among the most recognized technology brands in the United States.”

“Our investments in marketing have helped us develop a well-known brand with a U.S. aided brand awareness of 83% as of March 31, 2014 according to a survey administered by Brand Outlook which we commissioned in 2014, ranking our brand among the most recognized technology brands in the United States.”

2